                                                                  EXHIBIT 12


                     RATIO OF EARNINGS TO FIXED CHARGES




The following table sets forth the ratio of the Company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated:



               SIX MONTHS ENDED
                   JUNE 30,                                      YEAR ENDED DECEMBER 31,
         -----------------------------        --------------------------------------------------------------
             2002             2001              2001          2000         1999          1998         1997
         -------------     -----------        ---------     ---------    ---------     --------     --------

             8.4X             7.5X              7.0X          6.7X         6.9X          6.8X         7.3X





For purposes of this ratio, earnings have been calculated by adding to income before income taxes the distributed earnings of investees accounted for under the equity method, and the amount of fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discounts and that portion of rental expense deemed to represent interest.